Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Kansas Court Has Ordered
The Dismissal of Aeroflex Civil Lawsuit Against The Company

CARLSTADT, N.J.--(BUSINESS WIRE)--December 8, 2009--Tel Instrument Electronics Corp. ("Tel" or the “Company”) (NYSE Amex: TIK) announces that the Kansas court has issued a memorandum decision for an order dismissing the Aeroflex civil lawsuit against the Company pertaining to the $44 million IDIQ contract award from the Army for the Mode 5 upgrade of the TS-4530 IFF test set.

Tel’s President, Jeff O’Hara, stated that “Tel is pleased that the Kansas court has ordered the dismissal of the Aeroflex civil suit against the Company. While this decision was based primarily on jurisdictional issues, the ruling did note that Aeroflex, after discovery proceedings, did not provide any evidence that Tel or its employees misappropriated Aeroflex trade secrets. The Kansas ruling also referenced the Army’s findings, in its response to the GAO, which rejected Aeroflex’s claims and determined that Tel used its own proprietary technology on this program. While Aeroflex can still pursue its civil case against two Tel employees in Kansas, or appeal this decision or re-file these allegations against the Company in New Jersey, Tel remains confident as to the outcome of any potential follow-on litigation.”

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors including potential award protests; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company's stock is traded in the New York Stock Exchange Amex under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600